Exhibit 23.01

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-171632, 333-164268, 333-156659, 333-148487, 333-137676) of Shutterfly, Inc., of our report dated April 28, 2011, with respect to the financial statements of Tiny Prints, Inc. included in the Current Report on Form 8-K/A of Shutterfly, Inc.

/s/ Ernst & Young LLP

San Jose, California
April 28, 2011